Exhibit (d)(24)

SERVICES AGREEMENT FOR

STOCK BENEFITS MANAGEMENT SERVICES

between

UBS PAINEWEBBER INC.

and

BROADCOM CORPORATION

Dated March 21, 2003

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     This SERVICES AGREEMENT, (the “Agreement”) dated as of March 21, 2003 is by and between UBS PAINEWEBBER INC. (“UBSPW”) a Delaware corporation, having a place of business at 300 Lighting Way, Secaucus, New Jersey 07094 and BROADCOM CORPORATION (“Customer”) a California corporation, having a principle place of business at 16215 Alton Parkway, Irvine, California 92618 (UBSPW and Customer, each a “Party” and, collectively, the “Parties”).

W I T N E S S E T H:

     WHEREAS, UBSPW has the expertise to administer stock benefits services; and

     WHEREAS, UBSPW desires to provide to Customer and Customer’s employees who participate in certain stock benefit plans (“Participants”), and Customer desires to obtain from UBSPW, the stock benefits services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, for and in consideration of the agreements set forth below, Customer and UBSPW agree as follows:

ARTICLE 1. TERM.

     The term of this Agreement shall commence on or about March 31, 2003 (the “Effective Date”) and continue for two years unless earlier terminated pursuant to Article 10 (the “Term”). This Agreement shall be automatically renewed for periods of one year after the expiration of the initial Term (each such one-year period, a “Term”), unless one of the Parties notifies the other of its intention not to renew at least 90 days prior to the expiration of any Term.

ARTICLE 2. SERVICES.

     2.01 Generally. Commencing as of the Effective Date and continuing throughout the Term, UBSPW shall be responsible for providing services to Customer in respect of the management of the Customer’s stock benefit plans as set forth in the Exhibit(s) (collectively the “Services”).

     2.02 Reports. UBSPW shall provide to Customer, in a form reasonably acceptable to Customer, the reports described in the Exhibits.

     2.03 Subcontractors. UBSPW may subcontract the Services provided that prior to any such subcontracting, UBSPW shall (i) notify Customer, in writing, of the proposed subcontractor and the Services that will be performed by such subcontractor and (ii) obtain the written consent of Customer for the use of such subcontractor (“Permitted Subcontractors”). Notwithstanding the foregoing, UBSPW may subcontract printing and mailing services as well as web hosting services without prior written consent from Customer.

     2.04 Limitations. Customer acknowledges and agrees that UBSPW shall not be required to perform the Services in jurisdictions restricted by the United States Treasury Department Office of Foreign Asset Control (“OFAC”) and may in the future be restricted in other non-U.S. jurisdictions (“Restricted Jurisdictions”). UBSPW shall promptly notify Customer of any new Restricted Jurisdiction other than those imposed by OFAC based on any government requirements and upon receipt of such notice, UBSPW shall be relieved of any obligation to perform the Services in any such additional Restricted Jurisdiction to the extent of such restrictions during the time such restriction or prohibition is in effect. UBSPW will, however, take reasonable steps to overcome any such restrictions or prohibitions other than those imposed by OFAC.

     2.05 Construction and Interpretation of Customer’s Stock Benefit Plans. UBSPW shall not have the authority to construct, construe, or interpret Customer stock benefit plans. Customer’s stock benefit plans shall be constructed, construed, and interpreted solely by Customer, and UBSPW shall abide by Customer’s construction and/or interpretation.

ARTICLE 3. DATA.

     3.01 Ownership of Customer Data. All data provided by Customer in respect of the Services including, without limitation, Participant confidential information (“Customer Data”) is, or will be, and shall remain the property of Customer. Customer Data shall not be (1) used by UBSPW other than in connection with providing the Services, (2) disclosed, or otherwise provided to third parties by UBSPW except as reasonably required to provide the Services or (3) used to solicit Participants for any products or services other than those provided herein , without the prior written consent of Customer.

     3.02 Return of Data. Upon expiration or termination of this Agreement, UBSPW shall promptly (1), at UBSPW’s expense, return to Customer all Customer Data in the format in which it exists at that time or (2) eradicate or destroy all or any part of the Customer Data in UBSPW’s possession, in each case to the extent so requested by Customer. Notwithstanding the foregoing, UBSPW may retain transaction-based information derived from Customer Data such as information with regard to stock trades for the sole purpose of legal or regulatory compliance.

     3.03 Frequency and Format. Customer shall provide Customer Data to UBSPW in a frequency and format mutually agreed to by the Parties.

     3.04 Transaction Data. All Participant transaction data including sales of shares held long resulting from employee stock purchase plan related transactions is, or will be, and shall remain the property of UBSPW (“Transaction Data”). UBSPW agrees to provide Transaction Data to Customer at the beginning of each calendar quarter.

ARTICLE 4. PAYMENTS TO UBSPW.

     4.01 Fees. In consideration of UBSPW providing the Services, Customer shall pay to UBSPW the fees set forth in the Exhibits (“Fees”). Except as expressly set forth in this Agreement, there shall be no charge or fees payable by Customer, either to UBSPW or any subcontractor, in respect of UBSPW’s performance of its obligations pursuant to this Agreement. In the event of additional services are requested by Customer, the parties shall mutually agree to the fees for such services and such services and additional fees shall be added to this Agreement as an addendum executed by both parties.

     4.02 Rights of Set-Off. With respect to any amount that (1) should be reimbursed to a Party or (2) is otherwise payable to a Party pursuant to this Agreement, the Party to whom such payment is owed may upon notice to the other Party deduct the entire amount owed to the notifying Party against the charges otherwise payable or expenses owed to the other Party under this Agreement.

     4.03 Proration. All periodic Fees or charges under this Agreement are to be computed on a calendar quarter basis and shall be prorated on a per diem basis for any partial quarter.

ARTICLE 5. PAYMENT SCHEDULE AND INVOICES.

     5.01 Fees. Within 30 days of the first day of each calendar quarter (January, April, July, October), UBSPW shall invoice Customer for the Services performed in accordance with this Agreement for the ensuing calendar quarter and for printing and mailing fees incurred during the previous calendar quarter. The Fees shall be due and payable to UBSPW within 60 days after the later of (1) the beginning of the quarter in which UBSPW provided the Services and (2) the date that Customer receives UBSPW’s invoice.

     5.02 Late Payments. Any amount not paid within 30 days after the date due pursuant to this Agreement shall bear interest in the amount of one and one half percent per month, measured from the date such amount was due until the date such amount is paid; provided, however, the amount of interest charged by UBSPW shall not exceed the maximum amount allowable by law.

ARTICLE 6. TAXES.

Any future federal, state or local sales, use, excise or other tax of a similar nature which may be validly levied or based upon the Services furnished hereunder including any taxes relating to the provision of the Services over the Internet, shall be negotiated in good faith by the Parties at the time such tax is imposed. The foregoing shall exclude any state or local privilege taxes, taxes based on or measured by UBSPW’s gross revenues, taxes based on or measured by UBSPW’s net income and any taxes or amounts in lieu thereof paid or payable by UBSPW in respect of the foregoing excluded items which shall be the sole obligation of UBSPW. Taxes payable by Customer shall be billed as separate items on UBSPW’s invoices.

ARTICLE 7. CONFIDENTIALITY.

     7.01 General Obligations. All confidential information relating to or obtained from Customer or UBSPW including, without limitation, Customer Data and Transaction Data (collectively, “Confidential Information”) shall be held in confidence by the recipient to the same extent and in at least the same manner as the recipient protects its own confidential or proprietary information. Neither Customer nor UBSPW shall disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from, the other in any form to, or for the use or benefit of, any person or entity without the disclosing Party’s consent; provided, however, UBSPW may provide Confidential Information to Permitted Subcontractors that have entered into non-disclosure agreements with UBPSW, where such non-disclosure agreements include provisions protecting the confidentially of the Confidential Information using terms and conditions at least as restrictive as the terms set forth in this Section. The obligations in this Section shall not restrict any disclosure required by any applicable law or by order of any court or government agency (provided that the recipient shall give prompt notice to the non-disclosing Party of such order and take such reasonable actions as may be specified by the non-disclosing Party to resist providing such access or to obtain a protective order) and, except to the extent that local law provides otherwise, shall not apply with respect to information that (1) is independently developed by the recipient without violating the non-disclosing Party’s proprietary rights as shown by the recipient’s written records, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is already known by the recipient at the time of disclosure, as shown by the recipient’s written records, and the recipient has no obligation of confidentiality other than under this Agreement or any confidentiality agreements entered into before the Effective Date between Customer and UBSPW or otherwise, or (4) is disclosed to a Party by a third person having legitimate possession thereof and the unrestricted right to make such disclosure.

     7.02 Unauthorized Acts. Without limiting either Party’s rights in respect of a breach of this Article, each Party shall:

(1)	promptly notify the other Party of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any person or entity that may become known to such Party;

(2)	promptly furnish to the other Party the details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information;

(3)	cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights; and

(4)	promptly use its reasonable efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.

Each Party shall bear the cost it incurs as a result of compliance with this Section.

ARTICLE 8. REPRESENTATIONS AND WARRANTIES.

     8.01 By Customer. Customer represents and warrants that:

(1) Customer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

(2)	Customer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(3)	Customer is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Customer’s ability to fulfill its obligations under this Agreement.

(4)	The execution, delivery and performance of this Agreement has been duly authorized by Customer.

(5)	Customer is in compliance in all material respects with all applicable Federal, state, local or other laws and regulations applicable to Customer in connection with its obligations under this Agreement.

(6)	There is no outstanding litigation, arbitrated matter or other dispute to which Customer is a party which, if decided unfavorably to Customer, would reasonably be expected to have a potential or actual material adverse effect on Customer’s or UBSPW’s ability to fulfill its respective obligations under this Agreement.

(7)	A registration statement on Form S-8 in respect of each of the stock benefit plans to be managed by UBSPW in connection with the Services has been filed with the Securities and Exchange Commission (the “Commission”). No stop order suspending the effectiveness of each such registration statement has been issued and no proceeding for that purpose has been instituted or threatened by the Commission.

(8)	Customer does not have any Participants in countries which, as of the date of this Agreement, are prohibited by the U.S. Treasury Department Office of Foreign Asset Control.

     8.02 By UBSPW. UBSPW represents and warrants that:

(1)	UBSPW is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(2)	UBSPW has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(3)	Subject to Section 2.04 hereof, UBSPW is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on UBSPW’s ability to fulfill its obligations under this Agreement.

(4)	The execution, delivery and performance of this Agreement has been duly authorized by UBSPW.

(5)	UBSPW is in compliance in all material respects with all applicable Federal, state, local or other laws and regulations applicable to UBSPW in connection with its obligations under this Agreement.

(6)	There is no outstanding litigation, arbitrated matter or other dispute to which UBSPW is a party which, if decided unfavorably to UBSPW, would reasonably be expected to have a potential or actual material adverse effect on Customer’s or UBSPW’s ability to fulfill its respective obligations under this Agreement.

     8.03 DISCLAIMER.

(1)	EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER CUSTOMER NOR UBSPW MAKES ANY WARRANTIES WITH RESPECT TO THE SERVICES AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

(2)	CUSTOMER ACKNOWLEDGES THAT CERTAIN OF THE SERVICES MAY BE PROVIDED BY MEANS OF ELECTRONIC COMMUNICATIONS AND AS SUCH, UBSPW DOES NOT WARRANT (a) THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR FREE, (b) AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SERVICES AND (c) AS TO THE TIMELINESS, SEQUENCE, ACCURACY, COMPLETENESS, RELIABILITY OR CONTENT OF ANY INFORMATION, SERVICE, OR TRANSACTION PROVIDED THROUGH THE SERVICES OR WITH RESPECT TO ANY SOFTWARE USED BY PARTICIPANTS TO ACCESS THE SERVICES.

ARTICLE 9. ADDITIONAL COVENANTS.

     9.01 By Customer. Customer covenants and agrees with UBSPW that, at all times during the Term Customer shall comply with all applicable Federal, state, local or other laws and regulations applicable to Customer in connection with its obligations under this Agreement and, except as otherwise provided by this Agreement, shall obtain all applicable permits and licenses required of Customer in connection with its obligations under this Agreement. In addition, Customer will not have any Participants for whom UBS is obligated to perform Services in countries prohibited by the U.S. Treasury Department Office of Foreign Asset Control.

     9.02 By UBSPW. Subject to Section 2.04 hereof, UBSPW covenants and agrees with Customer, that at all times during the Term UBSPW shall comply with all applicable Federal, state, local or other laws and regulations applicable to UBSPW in connection with its obligations under this Agreement and, except as otherwise provided by this Agreement, shall obtain all applicable permits and licenses required of UBSPW in connection with its obligations under this Agreement.

ARTICLE 10. TERMINATION.

     10.01 Termination for Convenience. Either Party may terminate this Agreement effective as of any time after the Effective Date by giving the other Party notice of its intent to terminate at least 180 days prior to the termination date specified in the notice.

     10.02 Termination for Cause. If either Party defaults in the performance of any of its material obligations under this Agreement, and does not cure such default within 30 days of receipt of a notice of the default or series of defaults, then the non-defaulting Party may, by giving notice to the defaulting Party, terminate this Agreement as of the termination date specified in the notice.

     10.03 Termination for De-listing. In the event Customer receives notice of impending de-listing by either the NASDAQ National Market System or the New York Stock Exchange, Customer shall immediately notify UBSPW of such notice. This Agreement shall automatically terminate on the date such de-listing becomes effective and UBSPW shall have no further obligations except as provided in Section 3 and Section 7 hereof.

     10.04 Termination in the Event of Failure to Agree to Tax Allocation. In the event that the Parties fail to agree on the allocation of responsibility for payment of any future Federal, state or local sales, use, excise or other tax of a similar nature as contemplated by Article 6, either Party may terminate this Agreement by providing the other Party thirty (30) days written notice.

ARTICLE 11. INDEMNITIES.

     11.01 Indemnity by Customer. Customer shall indemnify UBSPW from, and defend UBSPW against, any liability, damages (including judgments and settlements) or out-of-pocket expenses (including reasonable outside attorneys’ fees and expenses, court costs and other litigation expenses, in each case actually incurred) arising out of any claim:

1)	relating to the construction, interpretation or legality of Customer’s underlying stock benefit plan[s].

2)	Relating to the inaccuracy or untruthfulness of any representation or warranty made by Customer under Section 8.01.

3)	Relating to a violation by Customer of U.S. Federal, state, local or other laws or regulations for the protection of persons or members of a protected class or category of persons by Customer, its employees or its agents, including unlawful discrimination, sexual discrimination or harassment by Customer, its employees or agents. 4) Relating to any inaccuracies or incompleteness of the Customer Data provided heretofore or hereafter, by Customer to UBSPW in connection with this Agreement, including, but not limited to, inaccurate Participant home address information.

Customer shall indemnify UBSPW from any actual reasonable costs and expenses incurred in connection with the enforcement of this Section.

     11.02 Indemnity by UBSPW. UBSPW shall indemnify Customer from, and defend Customer against, any liability, damages (including judgments and settlements) or out-of-pocket expenses (including reasonable outside attorneys’ fees and expenses, court costs and other litigation expenses, in each case actually incurred) arising out any claim:

(1)	That the Services provided by UBSPW or any other resources or items provided to Customer by UBSPW or its agents infringe or contributorily infringe upon the proprietary rights of any third party (except as may have been caused by a modification by Customer or its agents).

(2)	Relating to any inaccuracies or incompleteness of the Transaction Data provided, or to be provided, by UBSPW to Customer in connection with this Agreement.

(3)	Relating to the inaccuracy or untruthfulness of any representation or warranty made by UBSPW under Section 8.02.

(4)	Relating to a breach of any of the covenants in Section 9.02.

UBSPW shall indemnify Customer from any actual reasonable costs and expenses incurred in connection with the enforcement of this Section.

     11.03 Indemnification Procedures. If any third party claim is commenced against a Party entitled to indemnification under Section 11.01 or Section 11.02 (the “Indemnified Party”), notice thereof shall be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable. After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that this Agreement applies with respect to such claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party but in no event less than 10 days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

ARTICLE 12. DAMAGES.

     12.01 Direct Damages. Each Party shall be liable to the other for any direct damages arising out of or relating to its performance or failure to perform under this Agreement; provided, however, that the aggregate liability of a Party, whether based on an action or claim in contract, equity, negligence, tort or otherwise shall not exceed [***].

     12.02 Consequential Damages. Neither Party shall be liable for, nor will the measure of damages include, any indirect, incidental, special or consequential damages or amounts for loss of income, profits or savings arising out of or relating to its performance or failure to perform under this Agreement.

     12.03 Exclusions. The limitations or exculpations of liability set forth in Section 12.01 and 12.02 shall not apply to (1) the failure of a party to make payments or reimbursements due under this Agreement, (2) indemnification claims, as provided in Article 11, (3) breaches of Article 7 or (4) liability resulting from the gross negligence or intentional acts of a Party.

[***] INDICATES THAT CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ARTICLE 13. MISCELLANEOUS PROVISIONS.

     13.01 Assignment. Neither Party shall, without the consent of the other Party, assign this Agreement or any amounts payable pursuant to this Agreement. The consent of a Party to any assignment of this Agreement shall not constitute such Party’s consent to further assignment. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection shall be void. Notwithstanding the foregoing, either party may assign this Agreement without the other party’s consent to a successor in interest who obtains all or substantially all of the assigning party’s assets through merger or acquisition, provided that in the event Customer changes its ticker symbols as a result of such assignment, a reasonable implementation period shall be mutually agreed between the Parties.

     13.02 Notices. Except as otherwise provided by this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when sent by facsimile, confirmed by the recipient, to the facsimile number specified below or delivered by hand to the address specified below. A copy of any such notice shall also be sent by express air mail on the date such notice is transmitted by telecopy to the address specified below:

     In the case of Customer:

Broadcom Corporation Attention: Nicole Bonsness 16215 Alton Parkway Irvine, CA 92619 Facsimile No.:(949) 450-1484

With a copy to:

Broadcom Corporation Attention: General Counsel 16215 Alton Parkway Irvine, CA 92619 Facsimile No.: (949) 450-0504

In the case of UBSPW:

UBS PaineWebber Inc. Attention: Elizabeth White 300 Lighting Way Secaucus, NJ 07094 Facsimile No.: 201-271-7033

With a copy to:

UBS PaineWebber Inc. Attention: Les Levy, Esq. 1200 Harbor Boulevard Weehawken, NJ 07087 Facsmile No.: 201-352-7247

Either Party may change its address or facsimile number for notification purposes by giving the other Party 10 days’ notice of the new address or telecopy number and the date upon which it will become effective.

     13.03 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

     13.04 Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either Customer or UBSPW partners, joint venturers, principals, agents or employees of the other. No officer, director, employee, agent, affiliate or contractor retained by UBSPW to perform work on Customer’s behalf under this Agreement shall be deemed to be an employee, agent or contractor of Customer. Neither Party shall have any right, power or authority, express or implied, to bind the other.

     13.05 Consents, Approvals and Requests. Except as specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld or delayed.

     13.06 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

     13.07 Waivers. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

     13.08 Publicity. Neither Party shall use advertising, sales promotions, press releases and other publicity matters relating to this Agreement, or mentioning or implying the trade names, logos, trademarks or service marks of the other Party, or containing language from which the connection of such trade names, logos, trademarks or service marks may be inferred or implied, or mentioning or implying the names of any personnel of the other Party and each Party further agrees not to publish or use such advertising, sales promotions, press releases or publicity matters without obtaining the other Party’s prior written consent (i) except as required by law and (ii) except as reasonably necessary for the implementation of the stock benefit plan[s] (in the case of Customer) or the performance of the Services (in the case of UBSPW).

     13.09 Entire Agreement. This Agreement and the Exhibits to this Agreement represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter. Notwithstanding the foregoing, neither Customer nor UBSPW shall be relieved of any of its respective obligations with respect to any information subject to the terms of any confidentiality agreement entered into by Customer and UBSPW prior to the Effective Date.

     13.10 Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of each Party.

     13.11 Survival. The terms of Article 3, Article 5, Article 6, Article 7, Article 11, Article 12, and Article 13 shall survive the expiration or termination of this Agreement.

     13.12 Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

     13.13 Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to the conflicts of laws.

     13.15 Covenant of Further Assurances. Customer and UBSPW covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of Customer and UBSPW shall execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Agreement.

     13.16 Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

     13.17 Force Majeure. If and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed directly or indirectly by fire, flood, earthquake, elements of nature or acts of God, strikes, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, government restrictions, exchange or market rulings, suspension of trading, equipment failure, communications line failure, unauthorized access of the Services, theft, systems failure or any other similar cause beyond the reasonable control of such Party (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use its reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.

     13.18 References, Construction and Interpretation. In this Agreement and the Exhibits to this Agreement (1) the Exhibits to this Agreement shall be incorporated into and deemed part of this Agreement and all references to this Agreement shall include the Exhibits to this Agreement, (2) references to any law, legislative act, rule or regulation shall mean references to such law, legislative act, rule or regulation in changed or supplemented form or to a newly adopted law, legislative act, rule or regulation replacing a previous law, legislative act, rule or regulation, and (3) references to and mentions of the word “including” or the phrase “e.g.” shall mean “including, without limitation.” The Article and Section headings are for reference and convenience only and shall not be considered in the interpretation of this Agreement. In the event of a conflict between this Agreement and the terms of any of the Exhibits, the terms of this Agreement shall prevail.

     IN WITNESS WHEREOF, each of Customer and UBSPW has caused this Agreement to be signed and delivered by its duly authorized representative.

BROADCOM CORPORATION (“Customer”)

By:	/s/ Nicole Bonsness

Name: Nicole Bonsness Title: Senior Manager, Global Equity Programs

UBS PAINEWEBBER INC. (“UBSPW”)

By:	/s/ Frank L. Stoler

Name: Frank L. Stoler Title: Senior Vice President

UBS PAINEWEBBER INC. (“UBSPW”)

By:	/s/ Martin Hirsch

Name: Martin Hirsch Title: First Vice President

EXHIBIT 1: STOCK PURCHASE PLAN[S]

     This Exhibit is effective as of March 31, 2003 (the “Exhibit 2 Effective Date”) by and between UBS PaineWebber Inc. (“UBSPW”) and Broadcom Corporation (“Customer”), each a “Party” and, collectively, the “Parties”). This Schedule is subject to the terms and conditions of the Services Agreement for Stock Benefits Management Services between Customer and UBSPW dated March 21, 2003 (the “Agreement”).

Administration Services

•	Administration services provided using administrative software

•	One import of contribution information in specifics required by the administration software

•	Update of participant information via import in a mutually determined frequency

•	Processing of stock purchases — whole shares only

•	Update participant record in administration software with termination status

•	Provide purchase confirmations at an additional cost

•	Provide sale confirmations following each sale

•	Survey and report disqualifying dispositions (as required, for additional fee)

•	Provide standard reporting for each purchase on a monthly and annual basis

•	Interface with company departments and other service providers as appropriate

Inquiry Services

•	Self-service ESPP sale trading via the Internet; site features purchase and transaction inquiry, and stock quotes (accessible 24 hours/ 7 days a week)

•	Self-service ESPP sale trading via Interactive Voice Response (IVR) (accessible 24 hours/ 7 days a week)

•	Personalized service delivered by UBS PaineWebber Customer Service Representatives (CSRs) and specially trained UBS PaineWebber Financial Advisors, as directed by Customer (3:00 AM to 11:00 PM EST)

Communication Services

•	Provide written participant communication material (within 10 business days via regular mail) — every 6 months

•	Provide purchase confirmations (for an additional fee), brokerage statements, Form 1099’s, as needed at no additional cost

•	Participant communications will be delivered via U.S. mail and, when applicable, via electronic mail (by January 31st)

Education Services

•	Provide online tools, educational materials or other services to assist with stock benefit planning

•	Provide written participant education material

•	Provide seminars on a variety of topics, as requested

STANDARD REPORTS

•	Available after each Purchase: Contribution Summary, Stock Purchase Summary, Withdrawal Summary, Cash Balance Summary, Enrollment Summary

•	Standard Monthly Reports: Disposition Summary, Purchase Account Summary, Plan Summary, Certification Summary, Stock Sale Summary, Alternate Disposition Summary

•	Annual Reports: FAS123 Assumptions Report, Price Volatility Report, Disqualified Disposition Survey

RESPONSIBILITIES OF CUSTOMER:

•	Transfer existing stock purchase history on a tax lot basis to UBS PaineWebber

•	Provide purchase related files in the defined UBS PaineWebber format for each purchase date by offering period

•	Provide accurate initial data and updates on a timely basis

•	Provide changes to employee demographics and employment status

•	Assigned numeric employee IDs of 6 – 9 digits for all plan participants including foreign participants (corporations not utilizing IVR service may have alpha numeric IDs)

•	Provide data updates using File Transfer Protocol (FTP dropbox) with PGP encryption software

•	File any required documents with domestic or foreign regulatory agencies including W2, Forms 3, 4, & 5, and filing with provincial authorities for Canadian participants, and all other documents excluding brokerage Form 1099 and brokerage Form 144

•	Determine of required tax withholding rates or amounts (where applicable)

•	Determine of foreign registration, reporting, or tax requirements (where applicable)

•	Any amendments or modifications to stock plan

AVAILABLE FOR ADDITIONAL FEES:

•	Custom reports

•	Enrollment processing (online/IVR)

•	Distribution election processing (automated, participant requested transactions upon completion of the purchase process)

•	Filing any required documents forms with regulatory agencies (IRS, SEC, Etc.)

•	Mergers, acquisitions and other business combinations

•	Coordinating with more than one payroll system

Pricing for Employee Stock Purchase Plan Services:

Implementation
Total implementation cost	[***]
Conversion to UBS PaineWebber platform (performed by Third party vendor)	[***]

Administration
ESPP annual participant administration fee	$[***] (first [***] participants)
$[***] ([***]participants)
$[***] ([***] participants)
$[***] ([***]+ participants)
ESPP annual minimum participant administration fee	$[***]
(priced as an additional plan)

Inquiry Services
Toll-free domestic phone line	$[***]
Internet services	$[***]
English IVR	$[***]

[***] INDICATES THAT CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Communication
Mailing fees for:
• Exercise confirmations, brokerage statements,	$[***]
brokerage trade confirmations, 1099s
• Purchase confirmations	$[***]

Other
Travel at Customer’s request	as incurred

Optional Implementation Services:
Coordination with more than 1 domestic and 1 foreign payroll	$[***]/payroll
Foreign language IVR (may require additional implementation time) (Brazilian, Canadian French, Cantonese, Dutch, Finnish, French, German, Hebrew, Italian, Japanese, Korean, Malay, Mandarin, Portuguese, Spanish, Tagalog, U.K. English)	$[***]/language
Additional foreign languages (will require additional implementation time)	$[***]
Annual maintenance per IVR language	$[***]

Optional Mailing Services
Mailing fees for the following events:
• Enrollment, year-end tax summary, etc.	$[***]/piece
max. $[***], plus costs
• Disqualifying Disposition surveys	$[***]/piece, plus costs

Optional Education Services

•	Seminar programs (stock benefits, financial planning, etc)

•	Executive Briefings (wealth management, estate planning, etc)

•	Premier Advisor Services for executives

Fees Charged Participants:

Transaction Charges (incurred with each plan-related stock sale transaction)

•	Commissions per share (PLEASE CHOOSE FLAT OR TIER RATE)

o Flat Rate	$	[***]
o Or Tier Rate per share
• < 1,000	$	[***]
• 1,001 – 5,000	$	[***]
• 5,001+	$	[***]
• Minimum commission per transaction		$25
• Service & handling fee per transaction day	currently $5.25*

[***] INDICATES THAT CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

•	SEC fees per transaction (currently $0.0003 of trade value) as incurred

*Subject to change with 30 days notice.

Optional Charges (incurred at participant direction)

• U.S. Dollar wires
o <or equal to $1,000	$[***]
o >1000	$[***]
• Foreign currency wire	$[***]
• Overnight delivery	as incurred
• Certificate Fees	$[***]
• DWAC Fees	$[***]

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit 1 to be executed by their duly authorized representatives.

BROADCOM CORPORATION (“Customer”)

By:	/s/ Nicole Bonsness

Name: Nicole Bonsness Title: Senior Manager, Global Equity Programs

UBS PAINEWEBBER INC. (“UBSPW”)

By:	/s/ Frank L. Stoler

Name: Frank L. Stoler Title: Senior Vice President

UBS PAINEWEBBER INC. (“UBSPW”)

By:	/s/ Martin Hirsch

Name: Martin Hirsch Title: First Vice President

[***] INDICATES THAT CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT 2: SHARE REPLACEMENT PLAN

     This Exhibit is effective as of a date mutually agreed by the Parties in writing (the “Exhibit 2 Effective Date”) by and between UBS PaineWebber Inc. (“UBSPW”) and Broadcom Corporation (“Customer”), each a “Party” and, collectively, the “Parties”). This Schedule is subject to the terms and conditions of the Services Agreement for Stock Benefits Management Services between Customer and UBSPW dated March 21, 2003 (the “Agreement”).

     UBS PaineWebber will provide the following services:

Plan Administration Services

•	Import of new grants via file from Customer in the format used by UBS PaineWebber

•	Maintenance of participant account records (termination, change of address, department, location, etc.) via import file from Customer in format used by UBS PaineWebber

•	Maintain tax information collected on a grant level via import file from Customer in format used by UBS PaineWebber

•	Manage events including: executing participant elections; coordinating delivery of shares to/from the transfer agent, Customer and participant; and support block trading for pre-elected sales at grant

•	Coordinating the funds transferred between the participant, UBS PaineWebber and Customer

•	Provide reports as mutually agreed

•	Shares will be rounded up and all residual monies will be added to Federal taxes withheld

•	UBS PaineWebber to display both net and gross share amounts, with appropriate dispositions

Inquiry Services

•	An Internet application which allows participants to: view details of grants; select Tax Payment Elections; elect how shares are to be delivered; sell shares held in the UBS PaineWebber account (by cost basis); print/download forms and other relevant documents

•	An Interactive Voice Response (IVR) system that provides inquiry access to grants, sell shares held at UBS PaineWebber, cash liabilities due resulting from shares vesting, request a summary of grants (reflects stock benefit information if applicable), request forms

•	Personalized service delivered by UBS PaineWebber Customer Service Representatives (CSRs) and specially trained UBS PaineWebber Financial Advisors, as directed by Customer

Communication Services

•	Provide written participant communication material

•	Provide confirmations, brokerage statements, Form 1099’s, as needed at no additional cost

•	Participant communications will be delivered via U.S. mail and, when applicable, via electronic mail

Education Services

•	Provide online tools, educational materials or other services to assist with stock benefit planning

•	Provide written participant education material

•	Provide seminars on a variety of topics, as requested

     Responsibilities of Customer:

•	Provide accurate initial data and updates on a timely basis using File Transfer Protocol (FTP dropbox) with encryption software

•	Provide assigned numeric employee IDs of 6 – 9 digits for all plan participants including foreign participants (corporations not utilizing IVR service may have alpha numeric IDs)

•	File any required documents including W2, Forms 3, 4, & 5, and all other documents excluding brokerage Form 1099 and brokerage Form 144, with domestic or foreign regulatory agencies including provincial authorities for Canadian participants

•	Determine required tax withholding rates or amounts

•	Determine foreign registration, reporting, or tax requirements

•	Amendments or modifications to stock plan

Fees Charged to Customer:

Implementation/Conversion
Total implementation cost assuming all plans implemented concurrently	[***]

Annual Administration Fee	$[***]/participant
(Applies to Participants not currently enrolled in the ESPP Plan)

Web Services
Participant stock benefit web site	[***]
Online Plan Election Services per participant (initial and ongoing)	[***]

Inquiry Services
Toll-free domestic phone line	[***]

Optional Inquiry Services:
English IVR	[***]
Translation Services	[***]
Toll-free domestic phone line	[***]

Mailing/Communication Services
Mailing fees for:
• Brokerage statements, brokerage trade confirmations, 1099s	[***]

Optional Mailing Services Mailing fees for the following events:
•Enrollment, grant distribution, year-end tax summary, etc.	$[***]/piece max. $[***]

plus costs

[***] INDICATES THAT CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Miscellaneous
Travel at Customer’s request	As incurred
Custom programming services	$[***]/hour
Special administration services (i.e. mergers, acquisitions, ticker changes)	$[***]/hour
Annual processing fee for each payroll above two	$[***]

Fees Charged Participants:

Block Trade for tax withholding plus additional discretionary 10% of grant available to sell immediately:

•	Commissions per share of $0.06 assuming Participant’s acceptance of market risk associated with the transaction(s).

At Customer’s election to be made no later than 5 days before trade date

Subsequent Transaction Charges (incurred with each plan-related stock sale transaction)

Commissions per share	$[***]
Minimum commission per transaction	$25
• Service & handling fee per transaction	currently $5.25**
• SEC fees per transaction (currently $0.00003 of trade value)	as incurred

**Subject to change with 30 days notice.

Optional Charges (incurred at participant direction)

• U.S. destination wires
o < or equal to $1,000	$[***]
o > $1,000	$[***]
• Foreign destination wire	$[***]
• Overnight delivery	as incurred

     IN WITNESS WHEREOF, the parties hereto have caused this Exhibit 2 to be executed by their duly authorized representatives.

BROADCOM CORPORATION (“Customer”)

By:	/s/ Nicole Bonsness

Name: Nicole Bonsness Title: Senior Manager, Global Equity Programs

UBS PAINEWEBBER INC. (“UBSPW”)

By:	/s/ Frank L. Stoler

Name: Frank L. Stoler Title: Senior Vice President

UBS PAINEWEBBER INC. (“UBSPW”)

By:	/s/ Martin Hirsch

Name: Martin Hirsch Title: First Vice President

[***] INDICATES THAT CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.